EXHIBIT 10.44
SEVERANCE AGREEMENT
     This Severance Agreement (the “Agreement”) is made and entered into by and between Questcor Pharmaceuticals, Inc. (the “Company”) and David Medeiros (“Medeiros”) (collectively referred to as the “Parties”). The Agreement is effective as of July 10, 2003.
     WHEREAS, the Company has employed Medeiros as Vice President, Manufacturing and has determined that Medeiros holds a key position;
     WHEREAS, the Company desires to (1) secure and retain the services of Medeiros and to provide inducement for him to remain in such employment, (2) to make possible full work productivity by assuring Medeiros’ morale and peace of mind with respect to future security, and (3) to provide a just means for terminating Medeiros’ services at such time as the Company may desire to terminate his employ;
     NOW THEREFORE, in consideration of the promises and mutual covenants set forth herein, the Parties agree as follows:
I.      SEVERANCE OBLIGATION
     Medeiros will be entitled to severance payments and certain benefits as set forth in § I.A. below, if his employment is terminated by the Company or any successor entity (collectively referred to as the “Company”) without “Cause” (as defined in § II.B, below) or if he dies or becomes disabled (as set forth in § II.A below).
          A. Payment and Benefits. In the event that the Company becomes obligated to Medeiros in accordance with § I, above, and subject to his performance of his obligations hereunder, the Company will pay him wages and benefits through his final day of employment in accordance with its usual payroll practices. Additionally, the Company will be obligated to Medeiros as follows.
          1. Severance Payments. Medeiros will be entitled to severance payments, at his last effective rate of pay, made on the Company’s regular payroll dates (the “Severance Payments”), consistent with the Company’s then current payroll practice, for a period of four months (the “Severance Period”). The first Severance Payment will be made to Medeiros on the first regular payroll date following Medeiros’ termination of employment.
          2. Continuation of Benefits. Medeiros will be entitled to continuation of medical, dental and vision insurance, if he timely elects continuing coverage under COBRA. Medeiros will not accrue additional benefits, such as vacation, holiday pay or stock option vesting during the Severance Period.
B. Limit on Payments By Company.
     1. Parachute Payment Limitation. Notwithstanding anything to the contrary in this Agreement, the payments and benefits otherwise provided in paragraphs I.A.1 & I.A.2 of this Agreement shall be reduced if and to the extent that such payments and benefits, when added to any payments and benefits provided by the Company other than under this Agreement, would result in any such payments being nondeductible to the Company or would subject Medeiros to an excise tax pursuant to the golden parachute payment provisions of Section 280G or Section 4999 of the Internal Revenue Code of 1986, as amended. Any reduction of payments and benefits under this Agreement resulting from the foregoing limitations shall be applied to the payments and benefits due to be otherwise provided to Medeiros later in time.
II.      TERMINATION OF EMPLOYMENT.
A.     Death or Disability.
     1.     Any rights under § I of this Agreement, which have already accrued to Medeiros prior to his death or disability, will survive his death or disability.
     2.     If Medeiros dies while employed by the Company, the employment relationship will terminate as of the date of death.
     3.     If Medeiros becomes disabled for purposes of any long-term disability plan of the Company for which Medeiros is eligible, or, in the event that there is no such plan, if Medeiros, by virtue of ill health or other disability, exhausts any leave available to him under Family Medical Leave Act or under state law, if applicable, and is unable to perform substantially and continuously the duties assigned to him, then the Company shall have the right, to the extent permitted by law, to terminate Medeiros’ employment.
     4.     Upon termination of Medeiros’ employment due to death or disability, Medeiros (or Medeiros’ estate or beneficiaries in the case of his death) will be entitled to receive any salary earned and other benefits earned and accrued by Medeiros prior to the date of termination and shall have no further rights to any other compensation, benefits, or other rights under this Agreement, unless such right survives the termination of this Agreement by its express terms and except as otherwise provided in the plans and policies of the Company.
B.     Cause. For purposes of this Agreement, Cause means:
     1.     Medeiros’ conviction for commission of a felony or a crime involving moral turpitude;
     2.     Medeiros’ commission of any act of theft, embezzlement, misappropriation, willful misconduct, willful or gross neglect, or fraud against the Company;
     3.     Medeiros’ willful and continued failure to substantially perform his job duties (other than such failure resulting from Medeiros’ incapacity due to physical or mental illness), which failure is not remedied within ten (10) days after written demand for substantial performance is delivered by the Company which specifically identifies the manner in which the Company believes that Medeiros has not substantially performed Medeiros’ duties; or
     4.     Medeiros’ repeated failure to adhere to the directions of the CEO or CFO, to adhere to the Company’s policies and practices or to devote substantially all of his business time and efforts to the Company.

     In the event Medeiros is terminated for Cause pursuant to this section, he shall have the right to receive his compensation through the effective date of termination. Medeiros shall have no further right to receive compensation or other consideration from the Company, or have any other remedy whatsoever against the Company, as a result of this Agreement or the termination of Medeiros pursuant to this section.
     C.     At Will Employment. The Parties expressly acknowledge that nothing in this Agreement alters the fundamental nature of Medeiros’ at-will employment with the Company. Medeiros’ employment may be terminated at any time by the Company or by Medeiros, and any terms or conditions of Medeiros’ employment may be modified, with or without Cause, and with or without notice.
III.     CHANGE OF CONTROL
     Should a “Change of Control” (as defined by §III.A. below) result in Medeiros’ termination, and should a severance plan with terms more favorable than those set forth in this Agreement be offered as a consequence of that Change of Control, the more favorable severance plan will supercede this Agreement.
     A.     Change of Control: For the purposes of this Agreement a “Change of Control” shall be deemed to have occurred if:
     1.     any individual, firm, corporation, or other entity, or any group (as defined in § 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than the Company becomes directly or indirectly, the beneficial owner (as defined in the General Rules and Regulations of the Securities and Exchange Commission with respect to §§13(d)(1) and 13(g) of the 1934 Act) of more than fifty percent (50%) of the then outstanding shares of the Company’s capital stock entitled to vote generally in the election of the board of directors of the Company; or
     2.     the stockholders of the Company approve a definitive agreement for any of the following:
     a. the merger or other business combination of the Company with or into another corporation, pursuant to which the stockholders of the Company, collectively or any of them, do not own, immediately after the transaction, more than 50% of the voting power of the corporation that survives; or
     b. the sale, exchange, or other disposition of all or substantially all of the assets of the Company.
IV.     ARBITRATION OF CONTROVERSIES.
     A.     Agreement to Arbitrate. In exchange for the promises contained in this Agreement, the Parties agree to submit any and all disputes, claims or controversies arising out of, or relating to, this Agreement, to final and binding arbitration before the American Arbitration Association in accordance with its rules relating to the resolution of employment disputes, in effect at the time of the demand for arbitration. THE COMPANY AND MEDEIROS UNDERSTAND AND AGREE THAT THIS IS AN AGREEMENT TO ARBITRATE SUCH DISPUTES, CLAIMS OR CONTROVERSIES IN LIEU OF A JURY TRIAL OR OTHER COURT TRIAL, AND HEREBY WAIVE THE RIGHT TO A JURY TRIAL. Accordingly, the Parties agree as follows:

     1.     This agreement to arbitrate may be enforced by any court of competent jurisdiction, and the party seeking enforcement shall be entitled to an award of all costs, fees and expenses, including attorney’s fees, to be paid by the party against whom enforcement is ordered.
     2.     The arbitration shall be held at the office of the American Arbitration Association in Alameda County, California before a panel of three arbitrators.
     3.     The award or decision of the arbitrator shall be final and binding on the Parties and judgment on the arbitrator’s decision may be entered in any court having jurisdiction. Each of the Parties consents to the exercise of personal jurisdiction over such person by such court and to the propriety of venue of such court for the purpose of carrying out this provision; and each waives any objections that such person would otherwise have to the same.
     4.     Any costs payable to the American Arbitration Association in connection with the arbitration, including the costs and fees of the arbitrator, shall be advanced by the Company, but the arbitrator shall make such orders with respect to attorneys’ fees and other costs and expenses related to the arbitration as the arbitrator deems just; provided that the arbitrator shall award to any Party such attorneys’ fees and/or other costs as may be required by statute.
     5.     This agreement to arbitrate may only be modified by a writing signed by the Company’s CEO and Medeiros.
     6.     To the extent any provision of this agreement to arbitrate would, under applicable law, be unenforceable or cause this agreement to arbitrate to be unenforceable in its entirety, it is the intent of the Parties that the agreement to arbitrate be enforced to the extent allowed by law and reformed and interpreted to consistent with the applicable law.
     B.     Intended Beneficiaries. Employees, officers, directors and anyone else acting as an agent of the Company are intended beneficiaries of this agreement to arbitrate and the Parties agree that any claim against an intended beneficiary of this agreement to arbitrate, which arises out of or relates to this Agreement will be subject to this agreement to arbitrate.
V.     ENTIRE AGREEMENT; NO ORAL MODIFICATION.
     This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and except as expressly set forth herein, supersedes any and all other agreements, communications, understandings, promises, stipulations, and arrangements, whether any of the same are either oral or in writing, or express or implied, between the Parties hereto with respect to the subject matter hereof, including, but not limited to, any implied-in-law or implied-in-fact covenants or duties relating to employment or the termination of employment.
     This Agreement may not be modified other than in a writing executed by both Parties and stating its intent to modify or supersede this Agreement.
VI.     SUCCESSORS; BINDING AGREEMENT
     The Company will require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform it is no such succession or assignment had taken place. As used in this Agreement, “Company” shall mean the Company hereinbefore defined and any successor or assign to its business or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
VII.     HEADINGS.
     The headings in this Agreement are for convenience only, and shall not be given any affect in the interpretation of this Agreement.
VIII.     CHOICE OF LAW.
     The Parties agree that this Agreement shall be construed and enforced in accordance with the internal laws of the State of California, without regard to its choice of laws principles.
IX.     NOTICES.
     Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Company at the address of its principal place of business, and any notice to be given to Medeiros shall be addressed to Medeiros’ home address last shown on the records of the Company, or at such other address as either Party may hereafter designate in writing to the other. Any such notice shall be in writing and shall be deemed to have been duly given upon personal delivery or on the third calendar day after it has been enclosed in a properly sealed and addressed envelope, certified, and deposited (postage and certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government.
X.     SEVERABILITY.
     Should any portion of this Agreement, other than Section I or II be determined by any arbitrator or court of competent jurisdiction to be invalid, the remainder of the agreement will remain in full force and given an effect a near as possible to the original intent of the Parties.
XI.     WAIVER.
     Either Party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that Party thereafter from enforcing each and every other provision of this Agreement.
XII.     COUNTERPARTS.
     This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.

     IN WITNESS WHEREOF, the Parties hereto acknowledge that they have read this Agreement, fully understand it, and have freely and voluntarily entered into it.

Questcor Pharmaceuticals, Inc.
By:	/s/ Timothy E. Morris

Dated:	July 10, 2003

By:	/s/ David Medeiros
David Medeiros

Dated:	July 9, 2003

     I have been advised to seek the advice of an attorney before signing this Agreement, and have either done so, or decline to do so.

By:	/s/ David Medeiros
David Medeiros

Dated:	July 9, 2003